Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Al Galgano

Gerri Dyrek

Vice President of Investor Relations

Associate Director of Public Relations

Digital River, Inc.	Digital River, Inc.
952-253-1234	952-253-8396
investorrelations@digitalriver.com	publicrelations@digitalriver.com

DIGITAL RIVER ANNOUNCES 27 PERCENT YEAR-TO-DATE REVENUE INCREASE IN Q2

E-business services segment records first quarter of EBITDA profitability

MINNEAPOLIS, MN, July 23, 2003 — Digital River®, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today reported revenue of $22.8 million for the quarter ended June 30, 2003. This represents a year-over-year increase of 18 percent from revenue of $19.3 million in the second quarter of 2002. This performance exceeded the company’s second quarter 2003 guidance of $22.5 million. Gross margins were 83.3 percent in the second quarter of 2003, a 72 basis point increase from the same period in 2002.

For the second quarter of 2003, net income as reflected under U.S. Generally Accepted Accounting Principles (GAAP) was $2.8 million, or $0.09 per share on a dilutive basis. This compared to a net loss of $348,000, or $0.01 per basic share in the second quarter of 2002. These results exceeded guidance previously given by the company. Digital River’s net income for the second quarter of 2003, prior to the amortization of acquisition-related expenses, was $4.0 million, or $0.13 per share, on a dilutive basis. This compares to net income, on a similar basis, of $1.3 million, or $0.05 per share, in the second quarter of last year.

“We are pleased with the financial and operational performance of the company,” said Joel Ronning, Digital River’s CEO. “We reached two important financial milestones during the second quarter when we achieved our fourth consecutive quarter of GAAP profitability and drove our e-business services segment to EBITDA profitability for the first time. During the quarter, we more than tripled our year-over-year pro forma net income, while making significant progress on strategic initiatives that will be important for our future growth.”

For the six months ended June 30, 2003, revenue totaled $47.4 million, a 27 percent increase from $37.4 million in the same period last year. On a GAAP basis, through June 30th, net income totaled $6.8 million, or $0.22 per share on a dilutive basis, as compared to a net loss of $3.9 million, or $0.15 per basic share, in the prior year. For the first six months of 2003, net income, prior to the amortization of acquisition-related expenses was $9.3 million, or $0.30 per share on a dilutive basis. This compares to a net loss, on a similar basis, of $678,000, or $0.03 per basic share, for the first six months of 2002.

“We believe we have established a strong foundation for the second half of the year,” said Ronning. “We are well positioned to take advantage of momentum from new client growth, expand our footprint into new geographies, and execute on business strategies targeted at new market opportunities. Our focused marketing and development efforts are already producing positive results in the areas of digital rights management, enterprise software license management and expanded global online distribution.”

As of June 30, 2003, Digital River’s cash and investments totaled $57.9 million, an $8.7 million increase from March 31, 2003, and an increase of $25.7 million from the same period in the prior year. Net working capital grew $7.8 million from first-quarter levels to $26.4 million as of June 30, 2003.

Segmented Results

The e-business services segment generated $4.1 million in revenue in the second quarter. This performance was relatively flat to revenue of $4.2 million in the second quarter of 2002. The segment’s second quarter financial performance was also marked by an important milestone. Digital River recorded the segment’s first quarter of positive earnings before interest, taxes, depreciation and amortization (EBITDA). The segment contributed $96,000 of EBITDA in the second quarter of 2003, compared to a significant loss in the second quarter of 2002.

The software services segment generated $18.7 million in revenue in the second quarter, a nearly 24 percent improvement from revenue of $15.1 million in the second quarter of 2002. The segment contributed EBITDA of $5.3 million for the quarter.

“Our sales pipeline continues to look strong,” said Jay Kerutis, Digital River’s president of software and digital commerce services. “Our sales activities have produced new contracts with industry-leading companies and expanded relationships with existing clients in new markets and territories. By further augmenting our international sales force and customer service center, adding a European data center to our two existing U.S. sites and expanding our e-commerce service offering, we continue to maximize our capacity to meet our future growth objectives.”

Future Expectations

For the third quarter of 2003, Digital River expects to generate revenue of $23.0 - $23.5 million, a 22 - 25 percent improvement over the third quarter of 2002. The software services segment is expected to comprise approximately 80 - 85 percent of revenue in the quarter. The company expects earnings per share for the third quarter of $0.09 - $0.10 on a GAAP basis and $0.12 - $0.13 prior to the amortization of acquisition-related costs.

For 2003, the company is slightly increasing its revenue guidance range to $95 - $98 million. The software services segment revenue is expected to comprise approximately 80 - 85 percent of total company revenue for 2003. The company is also slightly increasing its earnings per share range to $0.42 - $0.45 on a GAAP basis, and $0.58 - $0.61, prior to the amortization of acquisition-related expenses.

“Digital River continues to grow at a strong and steady pace,” said Carter Hicks, Digital River’s CFO. “We continue to benefit from not only the increasing acceptance of e-commerce outsourcing, but also a highly scalable, low-risk business model that can handle increasing transaction levels with minimal incremental expense. We believe that these favorable market and operational factors, combined with our strong capital position will help to further strengthen our leadership position in the e-commerce market.”

Note: A reconciliation of the pro forma measurement data above is provided as a table following the condensed financial statements accompanying this announcement. Further information regarding the Company’s use of non-GAAP financial data has been included in the Company’s Form 8-K filed with the Securities and Exchange Commission on July 23, 2003.

Digital River will hold a second quarter conference call today at 4:45 p.m. Eastern Daylight Time. To access the call, please dial 877-422-0170, or listen to the webcast at http://www.digitalriver.com/corporate/company03.shtml. Please go to the investor relations page to access the call and install any necessary audio software.

About Digital River, Inc.

Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for nearly 34,000 companies worldwide. Its e-commerce solution and infrastructure are designed to help companies of all sizes maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. Digital River’s international e-commerce services include site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service. Digital River’s clients include 3M, ACT!, Autodesk, H&R Block, Major League Baseball Advanced Media, Motorola, Novell, Staples.com and Symantec.

Founded in 1994, Digital River is headquartered in Minneapolis with offices throughout the United States and in Europe. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

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Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words, “believes,” “anticipates,” “expects,” and similar words. Forward-looking statements, such as statements about the company’s expectation of future financial performance,  involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission (the “SEC”). More specific information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Digital River’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2003, which will be filed with the SEC in the third quarter of 2003.

Digital River, Inc.

Second Quarter Results

(Unaudited, in thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	As of
	June 30, 2003	December 31, 2002
Assets
Current assets
Cash and investments	$57,895	$40,801
Other current assets	8,987	12,204
Total current assets	66,882	53,005
Property and equipment, net	15,527	15,637
Goodwill, intangibles and other assets	28,239	27,051
Total assets	$110,648	$95,693
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$31,033	$31,126
Deferred revenue	2,080	1,865
Accrued payroll and other liabilities	7,408	5,516
Total current liabilities	40,521	38,507
Stockholders’ equity	70,127	57,186
Total liabilities and stockholders’ equity	$110,648	$95,693

Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenue	$22,764	$19,347	$47,364	$37,417
Costs and expenses:
Direct cost of services	939	556	1,881	1,171
Network and infrastructure	2,857	2,810	5,803	5,522
Sales and marketing	8,978	8,402	18,250	16,415
Product research and development	2,594	3,289	4,982	6,563
General and administrative	1,978	1,708	4,269	3,323
Litigation and other charges	—	—	—	2,500
Earnings before interest, taxes, depreciation and amortization	5,418	2,582	12,179	1,923
Depreciation and amortization	1,652	1,436	3,240	2,810
Amortization of acquisition related costs	1,246	1,651	2,467	3,200
Earnings (loss) from operations	2,520	(505)	6,472	(4,087)
Interest income	247	157	317	209
Net earnings (loss)	$2,767	$(348)	$6,789	$(3,878)

Net earnings (loss) per share - basic	$0.10	$(0.01)	$0.24	$(0.15)
Net earnings (loss) per share - diluted	$0.09	$(0.01)	$0.22	$(0.15)
Weighted average shares outstanding - basic	28,195	26,688	27,903	26,569
Weighted average shares outstanding - diluted	31,790	26,688	31,101	26,569

Note: Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income,

cash flows, or other measures of financial performance prepared in accordance with GAAP.

Digital River, Inc.

Pro Forma Reconciliations

Unaudited, in thousands, except per share amounts

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Pro Forma Financial Reconciliations:
Net earnings (loss) per GAAP	$2,767	$(348)	$6,789	$(3,878)
Add back amortization of acquisition related costs	1,246	1,651	2,467	3,200
Pro Forma earnings	$4,013	$1,303	$9,256	$(678)

Pro Forma net earnings per share - diluted	$0.13	$0.05	$0.30	$(0.03)
Pro Forma weighted average shares outstanding - diluted	31,790	27,855	31,101	26,569

Segment EBITDA Reconciliations:

	Three Months Ended			Six Months Ended
	Software Segment	E-Business Segment	Consolidated	Software Segment	E-Business Segment	Consolidated
For the Period Ended June 30, 2003
Revenue	$18,671	$4,093	$22,764	$39,708	$7,656	$47,364
Allocated Expenses	13,349	3,997	17,346	27,027	8,158	35,185
EBITDA	$5,322	$96	$5,418	$12,681	$(502)	$12,179

Note: Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income,

cash flows, or other measures of financial performance prepared in accordance with GAAP.